MANNKIND CORPORATION REPORTS
THIRD QUARTER 2025 FINANCIAL RESULTS AND
PROVIDES BUSINESS UPDATE

Conference call today at 9:00 am ET

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Q3 2025 revenues of $82.1M, +17% v. Q3 2024
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YTD 2025 revenues of $237.0M, +14% v. YTD 2024
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Completed acquisition of scPharmaceuticals on October 7, accelerating MannKind’s revenue growth with FUROSCIX®
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Program updates:
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sBLA for Afrezza® in pediatric population accepted for FDA review; PDUFA date of May 29, 2026
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FUROSCIX ReadyFlow™ Autoinjector sNDA submitted to the FDA
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MNKD-101 NTM global Phase 3 trial (ICoN-1) achieved interim enrollment target ahead of schedule
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MNKD-201 IPF Phase 2 trial (INFLO) initiated and expect to enroll first patient in Q1 2026

DANBURY, Conn. and WESTLAKE VILLAGE, Calif. November 5, 2025 (Globe Newswire) — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the third quarter of 2025 and provided a business update.

“The acquisition of scPharmaceuticals marks a significant expansion of our commercial capabilities and is expected to accelerate growth of our product revenues and build upon our commitment to delivering innovative, patient-centric therapies,” said Michael Castagna, PharmD, Chief Executive Officer of MannKind Corporation. “With the FDA’s acceptance for review of the Afrezza pediatric sBLA, the submission of the FUROSCIX ReadyFlow Autoinjector sNDA, and continued progress in the pipeline programs, we are executing across a diversified portfolio with significant growth opportunities ahead.”

Business Update and Upcoming Milestones

scPharmaceuticals Acquisition

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Completed the previously announced acquisition of scPharmaceuticals on October 7, 2025
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Expected to diversify and accelerate MannKind’s double-digit revenue growth, driven by FUROSCIX (furosemide injection), an innovative therapy for edema due to chronic heart failure and chronic kidney disease
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FUROSCIX ReadyFlow Autoinjector supplemental New Drug Application (sNDA) filing submitted as planned in Q3 2025; review acceptance decision expected by YE 2025

Afrezza

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FDA accepted for review the sBLA for Afrezza® (insulin human) Inhalation Powder in the pediatric population (aged 4 – 17 years) and assigned a PDUFA date of May 29, 2026

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Topline results from the full pediatric study including the safety extension to be discussed at the International Society for Pediatric and Adolescent Diabetes meeting, November 5-8, 2025
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Application to update labeling regarding initial Afrezza conversion dose under FDA review; decision expected Q1 2026
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Afrezza performance Q3 2025 compared to Q3 2024: $18.5 million v. $15.0 million, a 23% increase

Inhaled Clofazimine

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MNKD-101 (nebulized) Phase 3 global clinical trial for the treatment of NTM (ICoN-1) achieved interim enrollment target of 100 patients ahead of schedule; interim analysis (study sample size re-estimation) expected mid-year 2026
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MNKD-102 (DPI) advancing program following the completion of initial pre-clinical studies in NTM

Nintedanib DPI (MNKD-201)

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Initiated IPF Phase 2 clinical trial (INFLO) and plan to enroll first patient in Q1 2026

Pre-clinical

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Formulating a second dry powder investigational molecule under the expanded collaboration with United Therapeutics using MannKind’s proprietary Technosphere® platform
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Bumetanide DPI pre-clinical study planned

Corporate and Financial

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Appointed Dr. Ajay Ahuja as Chief Medical Officer
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Cash, cash equivalents and investments as of September 30, 2025 totaled $286.3 million; In October 2025, MannKind utilized approximately $133.2 million of available cash, cash equivalents and investments and borrowed an additional $250.0 million in delayed draw term loans to fund the acquisition of scPharmaceuticals and the related debt extinguishment

Third Quarter 2025 Financial Results

Revenues

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Revenues	(Dollars in thousands)
Royalties	$33,319	$27,083	$6,236	23%
Collaborations and services	26,506	23,268	$3,238	14%
Afrezza	18,493	15,035	$3,458	23%
V-Go	3,812	4,693	$(881)	(19%)
Total revenues	$82,130	$70,079	$12,051	17%

Total revenues increased $12.1 million, or 17% for the third quarter of 2025 compared to the same period in the prior year. Revenue increases were driven by royalties earned on increased net sales of Tyvaso DPI®, higher revenue from collaborations and services due to increased product sold to United Therapeutics Corporation (“UT”) and MannKind’s co-promotion agreement with Amphastar, as well as higher commercial product revenue for Afrezza, mainly due to higher price and demand and a lower rate of sales deductions. There was a decrease in net revenue for V-Go® due to lower demand, partially offset by higher price and lower rebates on certain commercial contracts.

Operating Expenses and Other Financial Highlights

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Research and development expenses increased by $1.1 million, or 9%, for the third quarter of 2025 compared to the same period in the prior year. The increase was primarily attributable to continued patient enrollment in the ICoN-1 study for MNKD-101, and the clinical production scale up for MNKD-201. These increases were partially offset by the completion of the INHALE-3 clinical study of Afrezza and the Phase 1 study of MNKD-201 in 2024, as well as lower costs for the INHALE-1 pediatric clinical study of Afrezza, which was closed out in the second quarter of 2025.

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Selling, general and administrative expenses increased by $5.2 million, or 22%, for the third quarter of 2025 compared to the same period in the prior year. The increase was primarily driven by higher headcount and personnel-related costs, including the deployment of a medical science liaison team and higher Afrezza promotional costs. Additionally, general and administrative expenses included incremental costs associated with the acquisition of scPharmaceuticals which was completed in October 2025.
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Gain on foreign currency transaction was $0.1 million for the third quarter 2025 compared to a loss of $2.5 million for the same period in the prior year. These non-cash changes were due to fluctuations in U.S. dollar to Euro exchange rates. Under the Company’s Insulin Supply Agreement with Amphastar, payment obligations for future purchases are denominated in Euros. The Company records the foreign currency transaction impact of the U.S. dollar to Euro exchange rate associated with the future purchase commitments.
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Impairment of available-for-sale investment of $6.4 million for the three months ended September 30, 2025 was a result of the write-off of the Thirona investment.
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For the third quarter of 2025, the Company reported net income of $8.0 million, or $0.03 earnings per share – basic, compared to net income of $11.6 million, or $0.04 earnings per share – basic, for the same period in 2024, a decrease in net income of $3.6 million.
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For the third quarter of 2025, the Company reported non-GAAP net income of $22.4 million, or $0.07 earnings per share – basic, compared to non-GAAP net income of $15.4 million, or $0.06 earnings per share – basic, for the same period in 2024, an increase in non-GAAP net income of $7.0 million, or 45%. For a reconciliation of GAAP reported net income and net income per share for basic weighted average shares to these non-GAAP measures, please see Non-GAAP Measures below.

Nine Months Ended September 30, 2025

Revenues

	Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Revenues	(Dollars in thousands)
Royalties	$94,552	$75,326	$19,226	26%
Collaborations and services	78,727	74,130	$4,597	6%
Afrezza	51,709	45,762	$5,947	13%
V-Go	12,023	13,510	$(1,487)	(11%)
Total revenues	$237,011	$208,728	$28,283	14%

Total revenues increased $28.3 million, or 14%, for the nine months ended September 30, 2025 compared to the same period in the prior year. Revenue increases were driven by royalties earned on increased net sales of Tyvaso DPI®, higher revenue from collaborations and services due to increased product sold to UT and MannKind’s co-promotion agreement with Amphastar, as well as higher commercial product revenue for Afrezza, mainly due to higher price and demand, partially offset by a decrease in net revenue for V-Go® due to lower demand. The decrease in demand for V-Go was partially offset by higher price and lower rebates on certain commercial contracts.

Operating Expenses and Other Financial Highlights

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Research and development expenses increased by $4.0 million, or 12%, for the nine months ended September 30, 2025 compared to the same period in the prior year. The increase was primarily attributable to continued patient enrollment in ICoN-1 study, clinical production scale up for MNKD-201, and personnel costs primarily due to additional headcount as a result of the Pulmatrix transaction in the third quarter of 2024, which bolstered research capabilities and capacity. These increases were partially offset by the completion of the INHALE-3 study, the Phase 1 and toxicology studies for MNKD-201 in 2024 as well as lower costs for the INHALE-1 study, which was closed out in the second quarter of 2025.
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Selling, general and administrative expenses increased by $15.4 million, or 22%, for the nine months ended September 30, 2025 compared to the same period in the prior year. The increase was largely attributable to higher headcount and personnel-related expenses as well as deploying a medical science liaison team and Afrezza promotional costs. Additionally, general and administrative expenses included incremental costs associated with the acquisition of scPharmaceuticals, which was completed in October 2025. These increases were partially offset by a $1.4 million charge recorded in the prior year period for estimated returns associated with sales of V-Go that pre-dated the Company’s acquisition of the product.
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Loss on foreign currency transactions was $7.8 million for the nine months ended September 30, 2025, compared to a loss of $0.5 million for the same period in the prior year. These non-cash changes were due to fluctuations in U.S. dollar to Euro exchange rates related to the future purchase commitments.
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Impairment of available-for-sale investment of $6.4 million for the nine months ended September 30, 2025 was a result of the write-off of the Thirona investment. Impairment of available-for-sale investment for the nine months ended September 30, 2024 was $1.6 million as a result of modification of the Thirona investment.
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For the nine months ended September 30, 2025, the Company reported net income of $21.8 million, or $0.07 earnings per share – basic, compared to net income of $20.2 million, or $0.07 earnings per share – basic, for the same period in 2024, an increase in net income of $1.6 million.
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For the nine months ended September 30, 2025, the Company reported non-GAAP net income of $58.0 million, or $0.19 earnings per share – basic, compared to non-GAAP net income of $44.8 million, or $0.16 earnings per share – basic, for the same period in 2024, an increase in non-GAAP net income of $13.2 million, or 30%. For a reconciliation of GAAP reported net income and net income per share for basic weighted average shares to these non-GAAP measures, please see Non-GAAP Measures below.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 9:00 a.m. Eastern Time. The webcast will be accessible via a link on MannKind’s website. A replay will also be available in the same location within 24 hours after the call and accessible for approximately 90 days.

About MannKind

MannKind Corporation (Nasdaq: MNKD) is a biopharmaceutical company dedicated to transforming chronic disease care through innovative, patient-centric solutions. Focused on cardiometabolic and orphan lung diseases, we develop and commercialize treatments that address serious unmet medical needs, including diabetes, pulmonary hypertension, and fluid overload in heart failure and chronic kidney disease.

With deep expertise in drug-device combinations, MannKind aims to deliver therapies designed to fit seamlessly into daily life.

Learn more at mannkindcorp.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, statements regarding MannKind's expectations about the potential benefits from the scPharma acquisition, including diversifying and accelerating revenue growth; MannKind’s ongoing clinical trials and preclinical studies, including the Phase 3 clinical trial of MNKD-101 and the timing for patient enrollment for and an interim analysis thereof and the Phase 2 study of MNKD-201 and the expected initiation and patient enrollment timelines thereof, and the expected timing for trial results; the development of a new dry powder inhalation therapy and investigational molecule under the expanded collaboration with United Therapeutics and the planned preclinical studies thereof; the expected timing for regulatory events related to Afrezza and the FUROSCIX ReadyFlow™ Autoinjector; and other statements about future events. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with competition; commercial execution; regulatory changes impacting the pharmaceutical, medical device and healthcare industries; developing product candidates; unforeseen delays that may impact the timing of clinical trials and reporting data; the regulatory review process; manufacturing; intellectual property protection; personnel; and macroeconomic and geopolitical factors. These and other risks are detailed in MannKind’s filings with the Securities and Exchange Commission (“SEC”), including under the “Risk Factors” heading of its most recently filed Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tyvaso DPI is a trademark of United Therapeutics Corporation.

AFREZZA, FUROSCIX, MANNKIND, SCPHARMACEUTICALS and V-GO are registered trademarks and FUROSCIX READYFLOW is a trademark of MannKind Corporation or its subsidiaries.

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MannKind Contacts:

Investor Relations

Ana Kapor

Email: ir@mnkd.com

Media Relations

Christie Iacangelo

Email: media@mnkd.com

MANNKIND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands except per share data)
Revenues:
Commercial product sales	$22,305	$19,728	$63,732	$59,272
Collaborations and services	26,506	23,268	78,727	74,130
Royalties	33,319	27,083	94,552	75,326
Total revenues	82,130	70,079	237,011	208,728
Expenses:
Cost of goods sold – commercial	4,498	3,197	12,873	12,621
Cost of revenue – collaborations and services	15,705	14,826	45,414	44,377
Research and development	14,063	12,926	38,760	34,755
Selling, general and administrative	29,088	23,916	85,724	70,357
(Gain) loss on foreign currency transaction	(120)	2,454	7,752	526
Total expenses	63,234	57,319	190,523	162,636
Income from operations	18,896	12,760	46,488	46,092
Other income (expense):
Interest income, net	2,628	3,179	6,416	9,790
Interest expense	(1,364)	(1,801)	(6,294)	(10,419)
Interest expense on liability for sale of future royalties	(3,514)	(4,089)	(10,564)	(12,720)
Interest expense on financing liability	(2,456)	(2,470)	(7,299)	(7,361)
Impairment of available-for-sale investment	(6,409)	—	(6,409)	(1,550)
Other income	—	32	—	32
Gain on bargain purchase	—	5,259	—	5,259
Loss on settlement of debt	—	—	—	(7,050)
Total other expense	(11,115)	110	(24,150)	(24,019)
Income before income tax (benefit) expense	7,781	12,870	22,338	22,073
Income tax (benefit) expense	(204)	1,320	527	1,907
Net income	$7,985	$11,550	$21,811	$20,166
Net income per share – basic	$0.03	$0.04	$0.07	$0.07
Weighted average shares used to compute net income per share – basic	306,806	274,998	305,093	272,811
Net income per share – diluted	$0.03	$0.04	$0.07	$0.07
Weighted average shares used to compute net income per share – diluted	311,638	284,693	313,339	281,407

MANNKIND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(In thousands except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$127,392	$46,339
Short-term investments	132,643	150,917
Accounts receivable, net	17,383	11,804
Inventory	26,972	27,886
Prepaid expenses and other current assets	54,447	31,360
Total current assets	358,837	268,306
Restricted cash	743	737
Long-term investments	26,226	5,482
Property and equipment, net	82,652	85,365
Goodwill	1,931	1,931
Other intangible assets	5,120	5,265
Other assets	19,131	26,757
Total assets	$494,640	$393,843

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,269	$6,792
Accrued expenses and other current liabilities	31,419	40,293
Senior convertible notes – current	36,224	—
Liability for sale of future royalties – current	13,841	12,283
Financing liability – current	10,254	10,062
Deferred revenue – current	10,123	12,407
Total current liabilities	109,130	81,837
Liability for sale of future royalties – long term	136,913	137,362
Financing liability – long term	93,310	93,877
Deferred revenue – long term	48,194	51,160
Recognized loss on purchase commitments – long term	65,956	58,204
Operating lease liability	10,258	11,645
Milestone liabilities	2,003	2,523
Term loan	73,428	—
Senior convertible notes	—	36,051
Total liabilities	539,192	472,659
Commitments and contingencies
Stockholders' deficit:
Undesignated preferred stock, $0.01 par value – 10,000,000 shares authorized; no shares issued or outstanding as of September 30, 2025 or December 31, 2024	—	—
Common stock, $0.01 par value – 800,000,000 shares authorized; 307,027,189 and 302,959,782 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	3,070	3,029
Additional paid-in capital	3,132,249	3,118,865
Accumulated other comprehensive income	137	1,109
Accumulated deficit	(3,180,008)	(3,201,819)
Total stockholders' deficit	(44,552)	(78,816)
Total liabilities and stockholders' deficit	$494,640	$393,843

Non-GAAP Measures

To supplement MannKind's condensed consolidated financial statements presented under GAAP, we are presenting non-GAAP financial measures for net income and net income per share – basic. We are providing these non-GAAP financial measures, which are among the indicators management uses as a basis for evaluating our financial performance, to disclose additional information to facilitate the comparison of past and present operations. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results, provide management and investors with an additional understanding of our business operating results, including underlying trends.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future, there may be other items that we may exclude for purposes of our non-GAAP financial measures; and we may cease to exclude items that we have historically excluded for purposes of our non-GAAP financial measures. Likewise, we may determine to modify the nature of its adjustments to arrive at our non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by us in this press release have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following table reconciles our financial measures for net income and net income per share ("EPS") for basic weighted average shares as reported in our condensed consolidated statements of operations to a non-GAAP presentation:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
	Net Income	Basic EPS	Net Income	Basic EPS	Net Income	Basic EPS	Net Income	Basic EPS
	(In thousands except per share data)
GAAP reported net income	$7,985	$0.03	$11,550	$0.04	$21,811	$0.07	$20,166	$0.07
Non-GAAP adjustments:
Sold portion of royalty revenue (1)	(3,332)	(0.01)	(2,708)	(0.01)	(9,455)	(0.03)	(7,533)	(0.03)
Interest expense on liability for sale of future royalties	3,514	0.01	4,089	0.02	10,564	0.03	12,720	0.04
Acquisition related expenses (2)	3,673	0.01	—	—	3,673	0.01	—	—
Impairment loss on available-for-sale investment	6,409	0.02	—	—	6,409	0.02	1,550	0.01
Stock compensation	4,318	0.01	5,227	0.02	17,223	0.06	15,540	0.06
(Gain) loss on foreign currency transaction	(120)	—	2,454	0.01	7,752	0.03	526	—
Gain on bargain purchase	—	—	(5,259)	(0.02)	—	—	(5,259)	(0.02)
Loss on settlement of debt	—	—	—	—	—	—	7,050	0.03
Non-GAAP net income	$22,447	$0.07	$15,353	$0.06	$57,977	$0.19	$44,760	$0.16
Weighted average shares used to compute net income per share – basic	306,806		274,998		305,093		272,811

1)
Represents the non-cash portion of the 1% royalty on net sales of Tyvaso DPI earned during the three and nine months ended September 30, 2025 and 2024, which is remitted to the royalty purchaser and recognized as royalties from collaborations in our condensed consolidated statements of operations. Our royalties from collaborations during the three and nine months ended September 30, 2025 totaled $33.3 million and $94.6 million, respectively, of which $3.3 million and $9.5 million, respectively were remitted to the royalty purchaser.
2)
Represents transaction fees incurred during the three and nine months ended September 30, 2025 associated with the acquisition of scPharma.